Exhibit 99.2
LETTER TO DIGITAL ANGEL STOCKHOLDERS
FROM CEO JOSEPH J. GRILLO
South St. Paul, MN
October 30, 2008
Dear Digital Angel Stockholder:
Today at the Special Meeting of Stockholders we received stockholder approval to effect a one-for-eight reverse split of our common stock. Stockholders also approved an amendment to the Company’s Certificate of Incorporation to increase the post-split number of authorized shares of common stock from 23,750,000 to 35,000,000. Together, these measures permit the continued public quotation of our common stock on the Nasdaq Capital Market, and give us a share capitalization more appropriate for a technology company of our size and prospects. The stock will begin to trade on a post-split basis on or about November 10.
With this difficult but necessary step now behind us, I thought I would take this opportunity to summarize for you the substantial milestones we have achieved in the past three quarters, despite the highly challenging environment we now find ourselves working in. Financial markets continue to encounter turbulence, with resulting economic headwinds for virtually all manufacturing businesses operating in the U.S. and abroad, resulting, in many cases, in lower stock market valuations and possible impairments to intangible assets such as goodwill, which we continue to monitor and analyze. However, we believe we are making good progress on our restructuring program designed to streamline our operations, improve our gross margins and achieve profitability, and I wanted to summarize a few highlights for you before our third quarter results conference call, which is scheduled for Thursday morning of next week, November 6, at 10:00 a.m. Eastern time.
With respect to the current state of capital markets, while not wishing to understate the difficulties now faced by businesses large and small, I am pleased to report that we are continuing to be able to finance our operations, day in and day out, with the credit facilities we have in place in the U.S., the U.K., and in Denmark, and we continue to maintain good relationships with our lenders in these market areas.
During the course of this year, we paid down approximately $10 million of senior term debt, which was made possible by the sales of our non-strategic assets and subsidiaries, now almost complete, together with a special dividend received from VeriChip Corporation and the repayment of a note receivable from VeriChip. In addition, we have eliminated the overhang of some 6.2 million common stock warrants, which allowed us to raise cash for our restructuring program and improve our capital structure.
Moreover, we think that our non-core asset sales have resulted in a significant reduction of operational as well as financial risk to the Company, as we have sold business assets that lacked critical mass and that were causing management distraction and other misallocations of resources. As a result of these sales, our Company is now in two clearly-defined, solid operating lines of businesses, Animal ID and Emergency ID, both long-established since the 1940s, with considerable continuity in customer base, distribution channels and high brand equity. In our view, both lines of business offer substantial growth opportunities, and, even more important in the current environment, relatively recession-resistant economics. We believe that people will continue to see value in protecting their companion pets and in food traceability, and that the new satellite system upgrade will continue to drive sales of our military, commercial and recreational GPS locator beacons for many quarters to come.

Meanwhile, we continue to take costs out of the Company through operational restructuring, and I think you will see the results of our efforts in coming quarters as you look at the improvement in our operating cash flow. As cash flow improves, the balance sheet strengthens, positioning us for growth and enhanced ability to take advantage of market opportunities. As I have said on many occasions, Digital Angel’s two main operating businesses both operate in highly fragmented markets, which we believe will give us ample opportunities for consolidation once we have further strengthened our financial position.
More specifically, our senior management has been working hard on the Animal Identification operational restructuring measures that you have heard us discuss during the course of the past three quarters. Headcount at the Company has, during this period, been reduced over 20%, from 443 to 351, primarily as a result of downsizing in South St. Paul, and more recently in Denmark, where this month we have closed a factory and are moving our European production to Poland. We have also taken major steps to rationalize our supply chain, securing new contract production arrangements in other lower-cost countries.
These improvements on the Animal ID side of the company will continue through the rest of this calendar year, and we expect to have the majority of this aspect of our plan completed in the first quarter of 2009. We believe that you will see the proof of the value of this restructuring both in our gross margin, that is, in cost of sales improvements, and in the operating margin, that is, in lowered general and administrative costs, as we move into 2009.
Finally, I’d like to add that we are focusing strongly on the top line, too, as we well understand that profitability can be achieved sooner with increased sales in conjunction with a lower-cost operating structure. To that end, we are making changes in the sales departments in all areas of our businesses, bringing in new talent and introducing better thought-out incentive programs for our salespeople, thus positioning ourselves not only to survive the tough times but to be in a superior competitive position when business conditions improve.
I look forward to speaking to you next week on our third quarter results conference call, when I will give you further details of our achievements to date, and of our ongoing plan to drive Digital Angel to profitability. In the meantime, I thank you for your continued support and constructive comments.
Sincerely,
Joseph J. Grillo
President & Chief Executive Officer
Digital Angel Corporation
About Digital Angel
Digital Angel (www.digitalangel.com) is an advanced technology company in the field of animal identification and emergency identification solutions. Digital Angel’s products are utilized around the world in such applications as pet identification using its patented, FDA-approved implantable microchip; livestock identification and tracking using visual and radio frequency identification (RFID) ear tags; and global positioning systems (GPS) search and rescue beacons for use on aircraft, ships and boats, and by adventure enthusiasts.

This press release contains certain “forward-looking” statements (as such term is defined in the Private Securities Litigation Reform Act of 1995). Forward-looking statements included in this press release include, without limitation, those concerning expectations regarding the expected benefits of the restructuring program and the reverse split of the Company’s common stock. These forward-looking statements are based on the Company’s current expectations and beliefs and are subject to a number of risks, uncertainties and assumptions. Additional information about these and other factors that could affect the Company’s businesses is set forth in the Company’s Form 10-K under the caption “Risk Factors” filed with the Securities and Exchange Commission (“SEC”) on March 17, 2008, and subsequent filings with the SEC. The Company undertakes no obligation to update or release any revisions to these forward-looking statements to reflect events or circumstances after the date of this statement or to reflect the occurrence of unanticipated events, except as required by law.

Contact:	Digital Angel Jay McKeage (651) 554-1564 jmckeage@digitalangel.com
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